Press Release

Contacts:

Investors	Media
Investor Relations Department	Andrew Prusky
(800) 451-3801	Foamex International Inc.
(610) 859-3114

FOAMEX ANNOUNCES SECOND QUARTER 2008 RESULTS

LINWOOD, PA, August 8, 2008 – Foamex International Inc. (OTC: FMXL) today announced results for the second quarter ended June 29, 2008.

Commenting on the results, Jack Johnson, President and Chief Executive Officer, said, “We continue to take measures to offset the impact of the current economic environment, which is marked by higher raw material costs and more cautious spending by consumers.  As a result of our cost reduction efforts, we began to see positive bottom line results at the end of the second quarter. We expect that the full impact of these efforts will be realized over the balance of 2008 and 2009.  We are pleased with new business we have secured as a result of our VPF technology and will continue to exploit our technological advantage. We remain confident in our ability to manage the business through these challenging times.”

Johnson continued, “We remain focused on strengthening the balance sheet. In the second quarter, primarily through the exercise of the previously announced put option, we reduced debt levels by $100 million to $417.6 million. Total debt was $613.9 million at the end of the second quarter of 2007. By the end of the third quarter we anticipate debt levels will be less than $400 million as a result of having already received assignments of $20.4 million of second lien term loans in the Second Lien Offering.”

Net sales for the second quarter were $241 million, down from $308 million in the second quarter of 2007. The decrease was primarily driven by lower sales volumes across all segments. Gross profit was $20.6 million, or 9%, compared to $37.4 million, or 12%, in the second quarter of 2007.

Income from operations was $1.7 million for the 2008 second quarter, compared to income from operations of $19.1 million in the second quarter of 2007. Net income for the second quarter was $15.4 million, or $0.18 per diluted share and included net gains on the extinguishment of debt of $19.6 million, compared to net income of $7.1 million, or $0.30 per diluted share, in the second quarter of 2007. Consolidated EBITDA for Foamex L.P. (as defined in the Company's credit agreements) was $10.7 million for the 2008 second quarter compared to $26.6 million for the 2007 second quarter.

About Foamex International Inc.

Foamex, headquartered in Linwood, PA, is a leading producer of polyurethane foam-based solutions and specialty comfort products. The Company services the bedding, furniture, carpet cushion and automotive markets and also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. For more information visit the Foamex web site at http://www.foamex.com.

Forward-looking statements

This press release contains, and oral statements made from time to time by representatives of the Company may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, future operating results, operating efficiencies, future market prices and margins, future energy costs, future government and legislative action, future cost savings, future benefit costs, the Company's liquidity and ability to finance its operations, and other statements that are not historical facts that involve certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it is made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

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Foamex International Inc. and Subsidiaries

Consolidated Statements of Operations

($ Thousands, except EPS data)

[Unaudited]

	Quarters Ended		Two Quarters Ended
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007
	(thousands, except per share amounts)
Net Sales	$240,716	$308,496	$482,185	$614,690
Cost of Goods Sold	220,092	271,100	440,407	537,545
Gross Profit	20,624	37,396	41,778	77,145
Selling, General and Administrative Expenses	16,120	15,981	32,400	33,271
Gain on Sale of Assets	716	57	1,281	161
Restructuring Charges	3,565	2,403	4,527	2,806
Goodwill Impairment Charge	—	—	38,478	—
Income (Loss) from Operations	1,655	19,069	(32,346)	41,229
Interest and Debt Issuance Expense	(9,567)	(12,499)	(23,065)	(41,699)
Gain (Loss) on Extinguishments of Debt	19,641	(530)	19,641	(530)
Income from Equity Interest in Joint Venture	—	750	—	1,216
Other Income, Net	3,876	380	3,026	205
Reorganization Items, Net	—	—	—	(8,256)
Income (Loss) from Continuing Operations Before Income Taxes	15,605	7,170	(32,744)	(7,835)
Provision for Income Taxes	188	577	416	1,367
Income (Loss) from Continuing Operations	15,417	6,593	(33,160)	(9,202)
Income (Loss) from Discontinued Operations	—	505	—	(1,296)
Net Income (Loss)	15,417	7,098	(33,160)	(10,498)
Series D Preferred Stock Dividends	(160)	—	(160)	—
Participation Rights of Series D Preferred Stock in Undistributed Income	(5,543)	—	—	—
Net Income (Loss) Available to Common Stockholders	$ 9,714	$ 7,098	$(33,320)	$(10,498)

Income (Loss) Per Share – Basic:
Income (Loss) from Continuing Operations	$ 0.28	$ 0.28	$ (1.15)	$ (0.46)
Income (Loss) from Discontinued Operations	—	0.02	—	(0.06)
Net Income (Loss)	$ 0.28	$ 0.30	$ (1.15)	$ (0.52)

Income (Loss) Per Share – Diluted
Income (Loss) from Continuing Operations	$ 0.18	$ 0.28	$ (1.15)	$ (0.46)
Income (Loss) from Discontinued Operations	—	0.02	—	(0.06)
Net Income (Loss)	$ 0.18	$ 0.30	$ (1.15)	$ (0.52)

-more-

Foamex International Inc. and Subsidiaries

Selected Financial Data

($Millions)

(Unaudited)

	June 29, 2008	December 30, 2007
Balance Sheet:
Cash	$2.9	$5.2

Accounts Receivable, Net	$140.1	$148.7

Inventories	$78.1	$94.2

Current Assets	$236.6	$264.6

Total Assets	$362.9	$430.6

Revolving Credit Borrowings	$10.0	$7.9

Accounts Payable	$93.6	$101.2

Current Liabilities	$148.7	$156.4

Shareholders’ Deficit	$(255.6)	$(298.1)

	Two Quarters Ended June 29, 2008	Year Ended December 30, 2007
Other:
Depreciation and Amortization	$8.1	$21.3

Capital Expenditures	$7.5	$13.5

Foamex International Inc. and Subsidiaries

Reconciliation of Consolidated EBITDA to Net Income

($Millions)

(Unaudited)

	Quarter Ended	Quarter Ended
	June 29, 2008	July 1, 2007
Consolidated EBITDA	$10.7	$26.6

Adjustments:
Interest and Debt Issuance Expense	(9.6)	(12.5)

Gain (loss) on extinguishment of debt	19.6	(0.5)

Income from Equity Interest in Joint Venture	—	0.8

Depreciation and Amortization	(4.1)	(4.4)

Restructuring Charges	(3.6)	(2.4)

Provision for Income Taxes	(0.2)	(0.6)

Income from Discontinued Operations	—	0.5

Fair value adjustments	2.9	—

Other, Net	(0.3)	(0.4)

Net Income	$15.4	$7.1